Exhibit 99

            Cedar Income Fund, Ltd. - Reports First Quarter Results

PORT WASHINGTON, N.Y., May 16 /PRNewswire-FirstCall/ -- Cedar Income Fund, Ltd. (the "Company"), reported a net loss for the three months ended March 31, 2003 of ($199,000) (($0.24) per share) compared to a net loss of ($53,000)
($0.08) per share) for the same period in 2002.

    Total revenue for the Company for the three months ended March 31, 2003 was $5,752,000 compared to $2,510,000 for the same period in 2002. This increase is attributable primarily to the inclusion of operating results for the three Giant supermarket-anchored properties at Newport, Halifax and New Cumberland, Pennsylvania, acquired during the first quarter of 2003; the acquisition during the third quarter of 2002 of a shopping center in Williamsport, Pennsylvania; the acquisition during the second quarter of 2002 of a shopping center in Philadelphia, Pennsylvania; and the acquisition during the fourth quarter of 2002 of a shopping center in Camp Hill, Pennsylvania. The increase has been offset, in part, by the sale of an office property in Jacksonville, Florida, during the second quarter of 2002.

    The increased revenue for the quarter is offset by increases in operating expenses ($1,730,000 vs. $604,000), real estate taxes ($620,000 vs. $289,000), general and administrative ($523,000 vs. $248,000), depreciation and amortization ($841,000 vs. $552,000) and interest expenses ($2,038,000 vs. $921,000). The increases result primarily from the acquisitions described above and the corresponding growth in the Company's asset base.

    Interested parties are urged to review the 10-Q filed with the Securities and Exchange Commission for further details.

    Cedar Income Fund, Ltd. is a real estate investment trust administered by Cedar Bay Realty Advisors, Inc., Port Washington, New York, with investments primarily in multi-tenant supermarket-anchored shopping centers in eastern Pennsylvania and southern New Jersey. Shares of Cedar Income Fund, Ltd. are currently traded on the Nasdaq (SmallCap) Stock Market under the symbol "CEDRC."